As filed with the Commission on July 11, 2025

File No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RISE GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1000	30-0692325
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

345 Crown Point Circle, Suite 600

Grass Valley, California 95945

917-349-0060

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nevada Business Center, LLC

701 South Carson Street, Suite 200

Carson City, Nevada 89701

(855) 682-4926

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Brad Wiggins, Esq.

Securities Law USA, PLLC

10 G Street, NE, Suite 600

Washington, DC 20002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company:

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒	Smaller Reporting Company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section (7)(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated July 11, 2025

65,973,051 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by certain selling stockholders, as further described in this prospectus, of up to an aggregate of 65,973,051 shares of the Common Stock (the "Shares") of Rise Gold Corp.  (the "Company", "Rise", "we", "us" or "our").  The Shares registered for sale include certain outstanding Shares held by selling stockholders and Shares underlying certain outstanding share purchase warrants and stock options held by selling stockholders, as described in greater detail in this prospectus.

The Shares, warrants and options held by the selling stockholders were issued to such selling stockholders in private transactions between our company and the selling stockholders.  The selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  Additional information about the selling stockholders, and the times and manner in which they may offer and sell Shares under this prospectus, is provided in the sections entitled "Selling Stockholders" and "Plan of Distribution" of this prospectus.

We will not receive any proceeds from the resale of the Shares by the selling stockholders.

Our Common Stock is listed on the Canadian Securities Exchange (the "CSE") under the symbol "RISE" and quoted on the OTCQB under the symbol "RYES".

All dollar amounts reflected herein refer to U.S. dollars unless otherwise noted.

Investing in the Shares involves a high degree of risk.  See "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2025

GLOSSARY OF TERMS

"Common Stock" means the issued and unissued shares of our common stock with a par value of $0.001;

"CSE" means the Canadian Securities Exchange;

"Exchange Act" means the Securities Exchange Act of 1934, as amended;

"I-M Mine Property" means the Idaho-Maryland Mine Property comprising approximately 108 acres (44 hectares) surface land and approximately 2,800 acres (1,133 hectares) mineral rights located near Grass Valley of Nevada County in northern California, USA;

"I-M Mine Project" means Rise's gold project located on the I-M Mine Property;

"March 2025 Stock Options" means 1,142,410 incentive stock options granted on March 25, 2025 and exercisable at a price per Share of $0.10 until March 25, 2030;

"May 2025 Stock Options" means 3,320,000 incentive stock options granted on May 22, 2025 and exercisable at a price per Share of $0.10 until May 22, 2030;

"May 2025 Warrants" means 18,329,266 common stock purchase warrants issued on May 8, 2025, exercisable at a price of $0.15 per share until May 8, 2028;

"October 2024 Stock Options" means 1,006,750 incentive stock options granted on October 21, 2024 and exercisable at a price per Share of $0.11 until October 21, 2029;

"October 2024 Warrants" means 2,882,514 common stock purchase warrants issued on October 10, 2024, exercisable at a price of $0.1735 per share until October 10, 2028;

"Securities Act" means the Securities Act of 1933, as amended;

"September 2024 Stock Options" means 1,006,750 incentive stock options granted on September 20, 2024 and exercisable at a price per Share of $0.10 until September 20, 2029;

"September 2024 Warrants" means 1,700,000 common stock purchase warrants issued on September 12, 2024, exercisable at a price of $0.115 per share until September 12, 2028;

"Shares" means the 65,973,051 shares of our Common Stock offered for sale hereby.

CURRENCY

All dollar amounts in this prospectus are expressed in U.S. dollars unless otherwise indicated.  Some of our material agreements use Canadian dollars and our Common Stock is traded on the CSE in Canadian dollars.  As used herein "C$" represents Canadian dollars.

The following table sets forth the Bank of Canada rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods for conversion of Canadian dollars into United States dollars:

	Fiscal Year Ended July 31
Canadian Dollars to U.S. Dollars	2024($)	2023($)	2022($)
Rate at end of period	0.7242	0.7589	0.7798
Average rate for period	0.7357	0.7455	0.7881
High for period	0.7573	0.7841	0.8111
Low for period	0.7207	0.7217	0.7612

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus speaks only as of the date of this prospectus (unless the information specifically indicates that another date applies), regardless of the time of delivery of this prospectus or of any sale of the Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders or their transferees.  The prospectus supplement may add, update or change information in this prospectus.  If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement hereto.  See "Where You Can Find More Information" for more information.

This prospectus includes and incorporates by reference industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information.  Any such data and other information is subject to change based on various factors, including those described below under the heading "Risk Factors" and elsewhere in this prospectus.

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholders take any responsibility for any other information that others may give you.  This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes incorporated by reference herein.  This prospectus includes forward-looking statements that involve risks and uncertainties.  See "Cautionary Note Regarding Forward-Looking Statements." References to "we," "our," "Rise," and the "Company" refer to Rise Gold Corp.

About the Company

We are a mineral exploration stage company incorporated in the state of Nevada, United States.  Our current business operations are focused on exploring the I-M Mine Property located near Grass Valley of Nevada County in northern California. Our principal executive offices are located in Grass Valley, California, while certain members of our management team are located in Vancouver, BC, Canada.

We acquired our interest in the I-M Mine Project by exercising an option granted pursuant to an option agreement dated August 30, 2016 (as amended November 11, 2016 and December 23, 2016) with the owners of the property.  A more detailed discussion of the I-M Mine Project and of the current status of our business operations is provided under the sections entitled "Business" and "Properties" in our Form 10-K annual report for the year ended July 31, 2024, which is incorporated herein by reference.

Our principal executive offices are located at 345 Crown Point Circle, Suite 600, Grass Valley, California 95945, and our telephone number is 917-349-0060.

The Offering

Shares Offered by the Selling Stockholders	65,973,051 Shares of our Common Stock, including:
  36,585,361 Shares held by selling stockholders;
  3,320,000 Shares issuable upon exercise of incentive stock options held by selling stockholders issued May 22, 2025 and exercisable at a price per Share of $0.10 (the "May 2025 Stock Options");
  1,142,410 Shares issuable upon exercise of incentive stock options held by selling stockholders issued March 25, 2025 and exercisable at a price per Share of $0.10 (the "March 2025 Stock Options");
  1,006,750 Shares issuable upon exercise of incentive stock options held by selling stockholders issued October 21, 2024 and exercisable at a price per Share of $0.11 (the "October 2024 Stock Options");
  1,006,750 Shares issuable upon exercise of incentive stock options held by selling stockholders issued September 20, 2024 and exercisable at a price per Share of $0.10 (the "September 2024 Stock Options");
  18,329,266 Shares issuable upon exercise of Common Stock purchase warrants held by selling stockholders issued May 8, 2025 and exercisable at a price per Share of $0.15, expiring May 8, 2028 (the "May 2025 Warrants");
  1,700,000 Shares issuable upon exercise of Common Stock purchase warrants held by selling stockholders issued September 12, 2024 and exercisable at a price per Share of $0.115, expiring September 12, 2028 (the "September 2024 Warrants");
  2,882,514 Shares issuable upon exercise of Common Stock purchase warrants held by selling stockholders issued October 10, 2024 and exercisable at a price per Share of $0.1735, expiring October 10, 2028 (the "October 2024 Warrants").

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by selling stockholders covered by this prospectus.

Common Stock Outstanding as of July 11, 2025	92,370,467 shares of Common Stock.

Trading Symbols	Our Common Stock is listed on the CSE under the symbol "RISE" and quoted on the OTCQB under the symbol "RYES".

Risk Factors	Investing in our securities involves a high degree of risk. See "Risk Factors".

RISK FACTORS

Investing in the Shares involves a high degree of risk.  You should consider carefully the risks and uncertainties described below, together with all of the other information contained and incorporated by reference in this prospectus, before deciding to invest in the Shares.  If any of the following risks materialize, our business, financial condition, results of operations, and future prospects will likely be materially and adversely affected.  In that event, the market price of the Shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

Increased levels of volatility or a rapid destabilization of global economic conditions could have a material adverse effect on our operations and financial condition.

In recent years, global financial conditions have been characterized by increased volatility which has impacted many industries, including the mining industry. Global financial conditions are subject to sudden and rapid destabilization in response to current and future events, as governmental authorities may have limited resources to respond to such events. Global capital markets continue to experience increased volatility in response to global events such as the significant increase in the rate of inflation in recent years, and the effects of certain countermeasures taken by central banks including increased interest rates. Future economic crises may be precipitated by any number of causes, including natural disasters, epidemics (such as the COVID-19 virus pandemic), geopolitical instability and war (such as the Russian invasion of Ukraine, the Israel-Palestine conflict and the Israel/U.S. conflict with Iran), the failure of financial institutions, terrorism, material changes in the price of oil, the volatility of metal prices, and the volatility of global financial markets. Continued increased levels of volatility or a sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or to make other suitable arrangements to finance our Idaho-Maryland Mine Project which, in turn, could have a material adverse effect on our operations and financial condition.

Our ability to continue to operate as a going concern depends on our ability to obtain adequate financing in the future.

Our ability to continue as a going concern is dependent on our ability to maintain continued support from its shareholders and creditors and to raise additional capital and implement our business plan.

There is no assurance that we will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to us. However, management believes that we have sufficient working capital to meet our projected minimum financial obligations for the next fiscal year. The accompanying financial statements have been prepared under the assumption that we will continue as a going concern.  We are an exploration stage company, and we have incurred losses since our inception.

We will require significant additional capital to fund our business plan.

We will be required to expend significant funds to determine whether proven and probable mineral reserves exist at our properties, to continue exploration and, if warranted, to develop our existing properties, and to identify and acquire additional properties to diversify our property portfolio.  We anticipate that we will be required to make substantial capital expenditures for the continued exploration and, if warranted, development of our I-M Mine Property.  We have spent and will be required to continue to expend significant amounts of capital for drilling, geological, and geochemical analysis, assaying, permitting, and feasibility studies with regard to the results of our exploration at our I-M Mine Property.  We may not benefit from some of these investments if we are unable to identify commercially exploitable mineral reserves.

In addition, we may incur significant legal costs going forward should we decide to litigate in pursuit of protecting our property rights under both California state and U.S. federal law, including asserting our 5th Amendment Rights under the U.S. Constitution and other due process rights under the 14th Amendment of the U.S. Constitution, amongst other legal remedies that are available to us.

Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of metals. Capital markets worldwide were adversely affected by substantial losses by financial institutions, caused by investments in asset-backed securities and remnants from those losses continue to impact the ability for us to raise capital. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us.

Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations, or prospects.  Sales of substantial amounts of securities may have a highly dilutive effect on our ownership or share structure.  Sales of a large number of shares of our Common Stock in the public markets, or the potential for such sales, could decrease the trading price of those shares and could impair our ability to raise capital through future sales of Common Stock.  We have not yet commenced commercial production at any of our properties and, therefore, have not generated positive cash flows to date and have no reasonable prospects of doing so unless successful commercial production can be achieved at our I-M Mine Property.  We expect to continue to incur negative investing and operating cash flows until such time as we enter into successful commercial production.  This will require us to deploy our working capital to fund such negative cash flow and to seek additional sources of financing.  There is no assurance that any such financing sources will be available or sufficient to meet our requirements.  There is no assurance that we will be able to continue to raise equity capital or to secure additional debt financing, or that we will not continue to incur losses.

We have a limited operating history on which to base an evaluation of our business and prospects.

Since our inception, we have had no revenue from operations.  We have no history of producing products from any of our properties.  Our I-M Mine Project is a historic, past-producing mine which, apart from the exploration work that we have completed since 2016, has had very little recent exploration work since 1956.  We would require further exploration work in order to reach the development stage.  Advancing our I-M Mine Property into the development stage will require significant capital and time, and successful commercial production from the I-M Mine Property will be subject to completing feasibility studies, permitting and re-commissioning of the mine, constructing processing plants, and other related works and infrastructure.  As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

  completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;
  the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
  the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;
  the availability and cost of appropriate smelting and/or refining arrangements, if required;
  compliance with stringent environmental and other governmental approval and permit requirements;
  the availability of funds to finance exploration, development, and construction activities, as warranted;
  potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;
  potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and
  potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies.  It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up.  In addition, our management and workforce will need to be expanded, and sufficient support systems for our workforce will have to be established.  This could result in delays in the commencement of mineral production and increased costs of production.  Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our current or future properties, including our I-M Mine Property.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred losses since inception, have had negative cash flow from operating activities, and expect to continue to incur losses in the future.  We have incurred the following losses from operations during each of the following periods:

  $2,070,760 for the nine months ended April 30, 2025
  $3,565,631 for the year ended July 31, 2024
  $3,660,382 for the year ended July 31, 2023
  $3,464,127 for the year ended July 31, 2022

We expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund continuing operations.  We recognize that if we are unable to generate significant revenues from mining operations and/or dispositions of our properties, we will not be able to earn profits or continue operations.  At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies at the start-up stage of their business development.  We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Damage to our reputation could adversely affect our company's operations and financial condition.

Our relationship with the communities where we operate is critical to ensure the future success of our existing operations and the construction and development of our I-M Mine Property. Reputational damage can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain individuals and groups who oppose resource development can often be vocal critics of the mining industry and its practices, including the use of hazardous substances in processing activities and effects on the environment. The increased use of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for such individuals and groups to communicate and share their opinions and views regarding our company and our activities. Adverse publicity generated by such persons related to extractive industries generally, or our operations or development activities specifically, could have an adverse effect on our reputation. Reputation loss, including reputation loss by other similar mining companies, may result in decreased investor confidence, increased challenges in developing and maintaining community and stakeholder relations and an impediment to our overall ability to advance our I-M Mine Property (including our ability to obtain permits), which could have a material adverse impact on our results of operations, financial condition and prospects. While we are committed to operating in a socially responsible manner, there is no guarantee that our efforts in this respect will mitigate this potential risk. We do not ultimately have direct control over how we are perceived by others and reputational damage could adversely affect our operations and financial condition.

We rely on information systems that may become subject to security threats.

We have entered into agreements with third parties for hardware, software, telecommunications and other information technology ("IT") services in connection with our operations.  Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, natural disasters, terrorism, fire, power loss, hacking, phishing schemes, computer viruses, vandalism, fraud and theft.  Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as preemptive interventions and expenditures to mitigate the risks of failures and other IT system disruptions. Any of these and other events could result in information systems failures, delays and increases in capital expenses and which would negatively impact our ability to operate. The failure of any part of our information systems could, depending on the nature and degree of any such failure, adversely impact our reputation and results of operations.  Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Increasing attention to environmental, social, and governance (ESG) matters may impact our business.

Increasing attention to ESG matters, including those related to climate change and sustainability, and increasing societal, investor and legislative pressure on companies to address ESG matters may result in increased costs, increased investigations and litigation or threats thereof, negative impacts on our stock price and access to capital markets, and damage to our reputation. Increasing attention to climate change, for example, may result in additional governmental investigations and private litigation, or threats thereof, against our company. In addition, some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to negative investor sentiment toward our company and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how we operate and lead to negative stakeholder sentiment.

Risks Related to Mining and Exploration

The I-M Mine Property is in the exploration stage.  There is no assurance that we can establish the existence of any mineral reserve on the I-M Mine Property or any other properties we may acquire in commercially exploitable quantities.  Unless and until we do so, we cannot earn any revenues from these properties and if we do not do so we will lose all of the funds that we expend on exploration.  If we do not establish the existence of any mineral reserve in a commercially exploitable quantity, the exploration component of our business could fail.

We have not established that any of our mineral properties contain any mineral reserve according to recognized reserve guidelines, nor can there be any assurance that we will be able to do so.

A mineral reserve is defined in subpart 1300 of Regulation S-K under the Securities Act and the Exchange Act ("Subpart 1300") as an estimate of tonnage and grade or quality of "indicated mineral resources" and "measured mineral resources" (as those terms are defined in Subpart 1300) that, in the opinion of a "qualified person" (as defined in Subpart 1300), can be the basis of an economically viable project.  In general, the probability of any individual prospect having a "reserve" that meets the requirements of Subpart 1300 is small, and our mineral properties may not contain any "reserves" and any funds that we spend on exploration could be lost.  Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and that we can extract those minerals.  Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices.  Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses.  Most exploration programs do not result in mineralization that is of sufficient quantity and quality to be profitably mined.  Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, such as, but not limited to:

  economically insufficient mineralized material;
  fluctuation in production costs that make mining uneconomical;
  labor disputes;
  unanticipated variations in grade and other geologic problems;
  environmental hazards;

  water conditions;
  difficult surface or underground conditions;
  industrial accidents;
  metallurgic and other processing problems;
  mechanical and equipment performance problems;
  failure of dams, stockpiles, wastewater transportation systems, or impoundments;
  unusual or unexpected rock formations; and
  personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates.  If we were to determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests.  All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Commodity price volatility could have dramatic effects on our results of operations and our ability to execute our business plan.

The price of commodities varies daily.  Our future revenues, if any, will likely be derived from the extraction and sale of base and precious metals.  The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond our control, including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods.  The effect of these factors on the price of base and precious metals, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

Estimates of mineralized material and resources are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material and resources/reserves within the earth using statistical sampling techniques.  Estimates of any mineralized material or resource/reserve on any of our properties would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.  Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties.  This could result in uncertainties that cannot reasonably be eliminated from the process of estimating mineralized material and resources/reserves.  If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital.

As we have not completed feasibility studies on our I-M Mine Property and have not commenced actual production, we do not have mineral resources, and any estimates may require adjustments or downward revisions.  In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results.  Minerals recovered in small scale tests might not be duplicated in large scale tests under on-site conditions or in production scale.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop our properties and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our I-M Mine Property and other properties we may acquire, if any, that we can then develop into commercially viable mining operations.  Mineral exploration is highly speculative, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment, or labor.  The success of commodity exploration is determined in part by the following factors:

  the identification of potential mineralization;
  availability of government-granted exploration permits;
  the quality of our management and our geological and technical expertise; and
  the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection.  We may invest significant capital and resources in exploration activities and may find it necessary to abandon such investments if we are unable to identify commercially exploitable mineral reserves.  The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licenses to place our properties into production.

We believe that mining operations on the I-M Mine Property are a vested use, protected under the California and federal Constitutions, and that a use permit is not required for mining operations to continue. We own the I-M Mine Property, consisting of 108 acres of surface land and a 2,560 acre mineral estate, located in Nevada County (the County"). Before the I-M Mine Property was consolidated into its current configuration in 1941, it existed as multiple historical mines and operations.

For the vested right to be recognized by the County, we need to demonstrate that mine operations were being conducted both before and immediately after the County first required a permit to mine in 1954. The Petition and its exhibits are replete with historical evidence that mining was conducted at the I-M Mine Property prior to, during, and after 1954, when the County first required a use permit.

Once vested, this right to mine endures unless it is abandoned, which we contend has not occurred. Abandonment only occurs if two conditions are met: (1) there is evidence of a property owner's actual intent to abandon the vested mining right; and (2) an overt act (or failure to act) demonstrating such intent. The California Supreme Court has held that a vested mining right is not abandoned merely because the mine has been inactive for periods of time, and the Court has found that cessation of use alone does not constitute abandonment of a mine. The evidence set out in the Petition establishes the various previous owners evidenced their intent to retain the vested right to mine by continuously recording mineral reservations, entering into leases, and making plans for resuming mining in the future, even when mining operations were suspended. There is no evidence that any owner of the I-M Mine Property intended to abandon the vested mining right or took an overt act demonstrating that intent (let alone both). We are subject to the vested rights being confirmed by the County. On September 6, 2023, the Company submitted a Petition to the County asserting its vested right to mine at the I-M Mine Property. The Board of Supervisors held a public hearing regarding the Company's Petition on December 13 and 14, 2023. The Board of Supervisors denied recognition of the Company's assertion of its vested right. There is no assurance that the Courts to which we propose to appeal this determination will recognize the Company's rights.

As previously applied by the Company, under the Use Permit process, our operations, including exploration and, if warranted, development of the I-M Mine Property, require permits from governmental authorities and will be governed by laws and regulations, including:

  laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;
  laws and regulations related to exports, taxes, and fees;

  labor standards and regulations related to occupational health and mine safety; and
  environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. We may be required to compensate those suffering loss or damage by reason of our mineral exploration or our mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or our failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration. Our I-M Mine Property is located in California, which has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

Subsurface mining is allowed in the County M1 Zoning District, where the I-M Mine Property is located, with approval of a "Use Permit". Approval of a Use Permit for mining operations requires a public hearing before the County Planning Commission, whose decision may be appealed to the Board of Supervisors. Use Permit approvals include conditions of approval, which are designed to minimize the impact of conditional uses on neighboring properties.

On November 21, 2019, we submitted an application for a Use Permit to the County. On April 28, 2020, with a vote of 5-0, the Nevada County Board of Supervisors (the "Board of Supervisors") approved the contract for Raney to prepare an environmental impact report and conduct contract planning services on behalf of the County for the proposed Idaho-Maryland Mine Project. The Planning Commission held a public hearing on May 10 and May 11, 2023 to consider the final environmental impact report ("FEIR"). At the conclusion of the public hearing, the Planning Commission recommended to the Board of Supervisors that the FEIR not be certified and that the Use Permit be denied.

On February 20, 2024, we announced that the Board of Supervisors adopted a resolution in a public hearing on February 16, 2024, denying our application for a Use Permit to allow the re-opening of the Idaho Maryland Gold Mine and not certifying the FEIR.

The Use Permit application proposes underground mining to recommence at the I-M Mine Property at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the I-M Mine Property. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Processing would be done by gravity and flotation to produce gravity and flotation gold concentrates.

We propose to produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in the County. A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways. There is no assurance our Use Permit application will be accepted as submitted. If substantial revisions are required, our ability to execute our business plan will be further delayed.

In 1975, the California Legislature enacted the Surface Mining and Reclamation Act ("SMARA"), which required that all surface mining operations in California have approved reclamation plans and financial assurances. SMARA was adopted to ensure that land used for mining operations in California would be reclaimed post-mining to a useable condition. Pursuant to SMARA, we would be required to obtain approval of a Reclamation Plan from and provide financial assurances to the County for any surface component of the underground mining operation before mining operations could commence. Approval of a Reclamation Plan will require a public hearing before the Planning Commission.

To approve a Reclamation Plan and Use Permit, the County would need to satisfy the requirements of California Environmental Quality Act ("CEQA"). CEQA requires that public agency decision makers study the environmental impacts of any discretionary action, disclose the impacts to the public, and minimize unavoidable impacts to the extent feasible. CEQA is triggered whenever a California governmental agency is asked to approve a "discretionary project". The approval of a Reclamation Plan is a "discretionary project" under CEQA. Other necessary ancillary permits like the California Department of Fish and Wildlife ("CDFW") Streambed Alteration Agreement (if applicable) also triggers CEQA compliance.

In this situation, the lead agency for the purposes of CEQA would be the County. Other public agencies in charge of administering specific legislation will also need to approve aspects of the Project, such as the CDFW (the California Endangered Species Act), the Air Pollution Control District (Authority to Construct and Permit to Operate), and the Regional Water Quality Control Board (National Pollutant Discharge Elimination System (authorized to state governments by the US Environmental Protection Agency) and Report of Waste Discharge). However, CEQA's Guidelines provide that if more than one agency must act on a project, the agency that acts first is generally considered the lead agency under CEQA. All other agencies are considered "responsible agencies." Responsible agencies do need to consider the environmental document approved by the lead agency, but they will usually accept the lead agency's document and use it as the basis for issuing their own permits. There is no assurance that other agencies will not require additional assessments in their decision-making process. If such assessments are required, additional time and costs will delay the execution of, and may even require us to re-evaluate the feasibility of, our business plan.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate.  Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations, and future changes in these laws and regulations, may require significant capital outlays and may cause material changes or delays in our operations and future activities.  It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Regulations and pending legislation governing issues involving climate change and our obligation to monitor and report on how our operations may impact climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Many governments and other stakeholders have been seeking enhanced disclosure and moving to enact climate change legislation and treaties at the international, national, state, provincial and local levels.

In the United States, on March 6, 2024 the U.S. Securities and Exchange Commission (the "SEC") adopted final climate-related disclosure rule: "The Enhancement and Standardization of Climate-Related Disclosures for Investors", which was scheduled to become effective on May 28, 2024. However, the SEC issued a voluntary stay on April 4, 2024, indefinitely delaying the rule's effective date while legal challenges are pending in the U.S. Court of Appeals for the Eighth Circuit.  The SEC defended the Eighth Circuit litigation until March 27, 2025, when the SEC voted to withdraw its defense, signaling it may no longer support the rule in court.  Although the SEC hasn't formally repealed the rule, the SEC's decision not to defend it in court weakens the rule's legal standing, which remains uncertain.

In Canada, the Canadian Securities Administrators have proposed their own climate-related disclosure rules in National Instrument 51-107 - Disclosure of Climate-related Matters.  The International Sustainability Standards Board (the "ISSB") has published two international standards for disclosure:  General Requirements for Disclosure of Sustainability-Related Financial Information, which sets out the requirements for the disclosure of sustainability-related financial information, and Climate-Related Disclosures, which sets out the requirements for the disclosure of climate-related financial information.  The standards were developed to provide a global baseline for sustainability disclosures. The standards came into effect January 1, 2024 but are not mandatory. The Canadian Sustainability Standards Board (CSSB) has two proposed disclosure standards:  General Requirements for Disclosure of Sustainability-Related Financial Information and Climate-Related Disclosures. While the proposed CSSB standards are modeled on the ISSB's sustainability-related and climate-related disclosure standards, they have been modified with respect to, among other things, effective dates and transition relief.

Any adopted future climate change regulations and our obligations to report on them could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. Extreme weather events, such as forest fires, severe storms. floods, drought or more extreme temperatures, all of which may be more frequent and more extreme due to climate change, may affect our operations.  Our operations could be adversely affected in various ways, including through damage to our facilities or from increased costs for insurance. Such extreme weather events can also lead to community evacuations, temporary labour shortages, and delays in receiving critical supplies.  Water will be a key resource for our operations and inadequate water management and stewardship could have a material adverse effect on our company and our operations. While certain aspects relating to water management are within our ability to control, extreme weather events, resulting in too much or too little water, can negatively impact our water management practices. The effects of climate change may adversely impact the cost, production, and financial performance of our operations.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

  control dispersion of potentially deleterious effluents;
  treat ground and surface water to drinking water standards; and
  reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional properties, if any, or financing on terms we consider acceptable.  We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including the I-M Mine Property, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our Common Stock.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including our Chief Executive Officer and Chief Financial Officer. The loss of any officer could have an adverse effect on us. We have no life insurance on any individual, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

Our results of operations could be affected by currency fluctuations.

Our properties are currently all located in the United States and, while most costs associated with these properties are paid in U.S. dollars, a significant amount of our administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

Title to our properties may be subject to other claims that could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. Our I-M Mine Property is located in California and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

We may be unable to secure surface access or purchase required surface rights.

Although we obtain the rights to some or all of the minerals in the ground subject to the mineral tenures that we acquire, or have the right to acquire, in some cases we may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming.  It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal claims.  We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

We do not currently insure against all the risks and hazards of mineral exploration, development, and mining operations.

Exploration, development, and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, and periodic interruptions due to inclement or hazardous weather conditions.  These risks could result in damage to or destruction of mineral properties, facilities, or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses, and possible legal liability.  We may not be able to obtain insurance to cover these risks at economically feasible premiums or at all.  We may elect not to insure where premium costs are disproportionate to our perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Risks Related to the Shares

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of the Shares:

  Disappointing results from our exploration efforts;
  Decline in demand for our Common Stock;
  Downward revisions in securities analysts' estimates or changes in general market conditions;
  Technological innovations by competitors or in competing technologies;
  Investor perception of our industry or our prospects; and
  General economic trends.

Our share price on the CSE and the OTCQB has experienced significant price and volume fluctuations. Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the Shares. As a result, you may be unable to sell any Shares you acquire at a desired price.

We have never paid dividends on our Common Stock.

We have not paid dividends on our Common Stock to date, and we do not expect to pay dividends for the foreseeable future. We intend to retain our initial earnings, if any, to finance our operations. Any future dividends on Common Stock will depend upon our earnings, our then-existing financial requirements, and other factors, and will be at the discretion of the Board.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share of Common Stock if we issue additional employee/director/consultant options or if we sell additional Common Stock and/or warrants to finance our operations.

In order to further expand our operations and meet our objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale of and issuance of additional Common Stock, including, but not limited to, raising funds to explore the I-M Mine Property. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of our exploration programs, we likely will also need to issue additional Common Stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of our projects or to acquire additional properties. We will also in the future grant to some or all of our directors, officers, and key employees and/or consultants options to purchase Common Stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional Common Stock will, cause our existing stockholders to experience dilution of their ownership interests.

If we issue additional Common Stock or decide to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share of Common Stock depending on the price at which such securities are sold.

The issuance of additional shares of Common Stock may negatively impact the trading price of our securities.

We have issued Common Stock in the past and will continue to issue Common Stock to finance our activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase Common Stock may be exercised, resulting in the issuance of additional Common Stock. Any such issuance of additional Common Stock would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the Common Stock.

We are subject to the continued listing criteria of the CSE and the continued qualification requirements of the OTCQB, and our failure to satisfy these criteria may result in delisting of our Common Stock from the CSE and/or removal of our Common Stock from trading on the OTCQB.

Our Common Stock is currently listed for trading on the CSE, a securities exchange, and quoted on the OTCQB, an inter-dealer trading market in the United States. In order to maintain the listing on the CSE or any other securities exchange we may trade on, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange's opinion, our financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if we sell or dispose of our principal operating assets or cease to be an operating company; if we fail to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the CSE or any other exchange were to delist the Common Stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Stock, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations.

Quotation of our Common Stock on the OTCQB provides us with a trading platform in the United States.  In order to continue to qualify to trade on the OTCQB, we must continue to meet the criteria set out in the OTCQB Standards, which include meeting ongoing disclosure obligations and financial standards.  In the event we no longer qualified to trade on the OTCQB, we would have to seek qualification on the new OTCID market tier of the OTC Markets to continue to provide investors with a trading platform in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, future exploration activities, future mineral resource estimates, and future joint venture arrangements are forward-looking statements. These forward-looking statements are identified by the use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," "would", "might" and similar terms and phrases.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation, risks related to:

  our requirement for significant additional capital;
  our limited operating history;
  our history of losses;
  our properties that are in the exploration stage;
  mineral exploration and production activities;
  the lack of mineral production from our properties;
  our exploration activities being unsuccessful;
  our ability to obtain permits and licenses for production;
  government and environmental regulations that may increase our costs of doing business or restrict our operations;
  proposed legislation that may significantly affect the mining industry;
  land reclamation requirements;
  competition in the mining industry;
  equipment and supply shortages;
  current and future joint ventures and partnerships;
  our ability to attract and retain qualified management;
  currency fluctuations;
  claims on the title to our properties;
  surface access on our properties;
  potential future litigation;
  our lack of insurance covering all our operations;
  our Common Stock, including price volatility, lack of dividend payments and dilution;
  the impacts of the Russian war in Ukraine, the Israel-Palestine conflict, and the Israel/U.S. conflict with Iran and related sanctions on the global economy and on the mining industry;
  the impact of climate change and of new rules and regulations relating to climate change; and
  the impact of complying with new disclosure rules for reporting on environmental, social and governance related issues.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under "Risk Factors" in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of Shares of our Common Stock by the selling stockholders listed in the "Selling Stockholders" section below and their transferees. We will not receive any proceeds from any sale of the Shares by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 65,973,051 Shares by selling stockholders. This includes Shares acquirable upon exercise of our outstanding warrants and our outstanding incentive stock options.

Selling stockholders are persons or entities that, directly or indirectly, have acquired Shares, or will acquire Shares from us from time to time upon exercise of certain warrants and incentive stock options. This prospectus and any prospectus supplement will only permit the selling stockholders to sell the Shares identified in the column "Number of Shares Offered Hereby."

The selling stockholders may from time to time offer and sell the Shares pursuant to this prospectus and any applicable prospectus supplement. The selling stockholders may offer all or some portion of the Shares they hold or acquire, but only Shares that are currently outstanding or are acquired upon the exercise of certain warrants and incentive stock options that are currently outstanding, and in either case included in the "Number of Shares Offered Hereby" column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The Shares issued to the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their Shares. The registration of such Shares does not necessarily mean, however, that any of these Shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their Shares on the CSE, in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, as more fully described under "Plan of Distribution".

The registered Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution."

Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Shares to be made directly or through agents.  To the extent that any of the selling stockholders are affiliates of our company or are brokers or dealers, they may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, and based on the representations we have received from the selling stockholders, one of the selling stockholders is a broker or dealer or is affiliated with a broker or dealer. Selling stockholders that are affiliates of or have material relationships with our company are identified below.

The following table sets forth the name of persons who are offering the resale of Shares by this prospectus, the number of shares of Common Stock beneficially owned by each person, the number of Shares that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the Shares offered.  The information appearing in the table below is based on information provided by or on behalf of the named selling stockholders.  We will not receive any proceeds from the resale of the Shares by the selling stockholders.

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares Offered Hereby(1)	Number of Common Stock Owned After the Offering - Number	Percent (%) Owned After the Offering(1)

James Anderson (2)	365,853	365,853(3)	0	0.00%
Martin James Dominic Bassett	365,853	365,853(4)	0	0.00%
Eva Cecilia Beretta	182,928	182,928(5)	0	0.00%
Mark T. Brown(6)	675,000	375,000(7)	300,000	*
Eric Casey(8)	582,318	457,317(9)	125,001	*
Cazador Resources Ltd.(10)	1,500,000	750,000(11)	750,000	*
Catherine Cox(12)	60,000	60,000(13)	0	0.00%
Mihai Draguleasa(14)	302,928	302,928(15)	0	0.00%
Equinox Partners LP	10,693,326	10,693,326(16)	0	0.00%
Equinox Partners Precious Metals Fund, LP	1,011,048	1,011,048(17)	0	0.00%
Shaun Gibson(18)	600,000	600,000(19)	0	0.00%
Christopher M. Johnson	548,780	548,780(20)	0	0.00%
Michael Konnert(21)	262,500	262,500(22)	0	0.00%
L&L Consulting GmbH(23)	399,000	300,000(24)	99,000	*
Lawrence W. Lepard(25)	4,209,101	120,000(26)	5,089,101	5.48%
Jay V. Logan	644,082	274,500(27)	369,582	*
Andrew MacRitchie (28)	1,014,625	914,625(29)	100,000	*
Mason Hill Partners, LP	1,986,303	1,986,303(30)	0	0.00%
Benjamin Mossman(31)	2,159,698	1,006,750(32)	1,152,948	1.24%
Joseph Eugene Mullin III(33)	5,953,043	4,975,013(34)	978,030	1.05%
Myrmikan Gold Fund, LLC(35)	19,790,876	12,618,027 (36)	7,172,849	7.77%
Clynton R. Nauman(37)	526,844	120,000(38)	406,844	*
William Obeid(39)	6,402,438	6,402,438(40)	0	0.00%
Daniel Oliver Jr. (41)	2,424,523	1,514,400 (42)	910,123	*
Doug Ramshaw(43)	150,000	150,000(44)	0	0.00%
Valentin Schmid	1,330,445	940,800 (45)	389,645	*
Blair Schultz(46)	1,575,250	450,000(47)	1,125,250	1.21%
Stichting LGP	13,748,349	13,748,349(48)	0	0.00%
Jeffrey M. Tibbs	524,585	182,928(49)	341,657	*
Thomas I. Vehrs(50)	437,775	120,000(51)	317,775	*
Ventum Financial Corp.(52)	36,585	36,585(53)	0	*
Christian Watjen	5,765,260	4,076,800 (54)	1,688,460	1.80%
David Watkinson	60,000	60,000(55)	0	0.00%

*  Less than 1%

(1) This table is based upon information supplied by the selling stockholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder, shares that may be acquired by the stockholder upon exercise of any convertible securities (e.g., warrants and options) that are eligible (or within the next 60 days will become eligible) to be exercised (e.g., options that are vested or will vest any time within the next 60 days) are included with respect to that stockholder. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholders named in the table above have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 92,370,467 shares of Common Stock outstanding on July 11, 2025, adjusted as required by rules promulgated by the SEC.

(2) James E. Anderson beneficially owns these securities through Ventum Financial Corp. ITF James Anderson.

(3) Includes 121,951 Shares issuable upon exercise of May 2025 Warrants.

(4) Includes 121,951 Shares issuable upon exercise of May 2025 Warrants.

(5) Includes 60,976 Shares issuable upon exercise of May 2025 Warrants.

(6) Mark T. Brown beneficially owns these securities indirectly through Leede Financial Inc. ITF Mark T. Brown.

(7) Includes 125,000 Shares issuable upon exercise of May 2025 Warrants.

(8) Eric Casey beneficially owns these securities indirectly through Canaccord Genuity Corp. ITF Eric Casey.

(9) Includes 152,439 Shares issuable upon exercise of May 2025 Warrants.

(10) Adam Travis, President of Cazador Resources Ltd., controls these securities.

(11) Includes 250,000 Shares issuable upon exercise of May 2025 Warrants.

(12) Catherine Cox is an officer of the Company.

(13) Includes 30,000 Shares issuable upon exercise of March 2025 Stock Options and 30,000 Shares issuable upon exercise of May 2025 Stock Options.

(14) Mihai Draguleasa is an officer of the Company.

(15) Includes 60,000 Shares issuable upon exercise of March 2025 Stock Options and 60,000 Shares issuable upon exercise of May 2025 Stock Options, which Mr. Draguleasa beneficially owns directly. Also includes 121,952 outstanding Shares and 60,976 Shares issuable upon exercise of May 2025 Warrants which Mr. Draguleasa beneficially owns indirectly through Lazuli CPA Inc.

(16) Includes 3,564,442 Shares issuable upon exercise of May 2025 Warrants.  All Shares held by Equinox Partners LP are under the direction and control of Equinox Partners Investment Management, LLC as investment manager.

(17) Includes 337,016 Shares issuable upon exercise of May 2025 Warrants. All Shares held by Equinox Partners Precious Metals Fund LP are under the direction and control of Equinox Partners Investment Management, LLC as investment manager.

(18) Shaun Gibson beneficially owns these securities indirectly through Haywood Securities Inc. ITF Shaun Gibson.

(19) Includes 200,000 Shares issuable upon exercise of May 2025 Warrants.

(20) Includes 182,927 Shares issuable upon exercise of May 2025 Warrants.

(21) Michael Konnert beneficially owns these securities indirectly through Haywood Securities Inc. ITF 1380188 BC Ltd.

(22) Includes 87,500 Shares issuable upon exercise of May 2025 Warrants.

(23) Daniel Luetten, Director/Founder and Majority Shareholder (80%) of L&L Consulting GmbH, controls these securities.

(24) Includes 100,000 Shares issuable upon exercise of May 2025 Warrants.

(25) Lawrence W. Lepard is a director of the Company.

(26) Includes 60,000 Shares issuable upon exercise of March 2025 Stock Options and 60,000 Shares issuable upon exercise of May 2025 Stock Options.

(27) Includes 91,500 Shares issuable upon exercise of May 2025 Warrants.

(28) Andrew MacRitchie beneficially owns these securities indirectly through Ventum Financial Corp. ITF Andrew MacRitchie.

(29) Includes 304,875 Shares issuable upon exercise of May 2025 Warrants.

(30) Includes 662,101 Shares issuable upon exercise of May 2025 Warrants.  All Shares held by Mason Hill Partners LP are under the direction and control of Equinox Partners Investment Management, LLC as investment manager.

(31) Benjamin Wayne Mossman is former director and officer of the Company and continues to provide consulting services to us on an as-needed basis.

(32) Includes 1,006,750 Shares issuable upon exercise of October 2024 Stock Options.

(33) Joseph Eugene Mullin III is an officer and director of the Company.

(34) Includes 1,006,750 Shares issuable upon exercise of September 2024 Stock Options, 812,410 Shares issuable upon exercise of March 2025 Stock Options and 2,790,000 Shares issuable upon exercise of May 2025 Stock Options, which Mr. Mullin beneficially owns indirectly through Mount Arvon Partners LLC. Also includes 243,902 Shares and 121,951 Shares issuable upon exercise of May 2025 Warrants, which Mr. Mullin beneficially owns directly.

(35) Daniel Oliver Jr., the Managing Member of the beneficial owner, Myrmikan Gold Fund, LLC, controls these securities. See also Note (41).

(36) Includes 3,245,171 Shares issuable upon exercise of May 2025 Warrants, and 2,882,514 Shares issuable upon exercise of October 2024 Warrants.

(37) Clynton R. Nauman is a director of the Company.

(38) Includes 60,000 Shares issuable upon exercise of March 2025 Stock Options and 60,000 Shares issuable upon exercise of May 2025 Stock Options.

(39) William Obeid beneficially owns these securities indirectly through Archillium LLC.

(40) Includes 2,134,146 shares issuable upon exercise of May 2025 Warrants.

(41) Daniel Oliver Jr. is a director of the Company. See also Note (35).

(42) Includes 304,800 Shares issuable upon exercise of May 2025 Warrants, 340,000 Shares issuable upon exercise of September 2024 Warrants, 60,000 Shares issuable upon exercise of March 2025 Stock Options and 200,000 Shares issuable upon exercise of May 2025 Stock Options.

(43) Doug Ramshaw beneficially owns these securities indirectly through Canaccord Genuity Corp. ITF Doug Ramshaw.

(44) Includes 50,000 Shares issuable upon exercise of May 2025 Warrants.

(45) Includes 228,600 Shares issuable upon exercise of May 2025 Warrants and 255,000 Shares issuable upon exercise of September 2024 Warrants.

(46) Blair Schultz beneficially owns these securities indirectly through National Bank Financial Inc. ITF Blair Schultz A/C 05GTRQS.

(47) Includes 150,000 Shares issuable upon exercise of May 2025 Warrants.

(48) Includes 4,582,783 Shares issuable upon exercise of May 2025 Warrants.  All Shares held by Stichting LGP are under the direction and control of Equinox Partners Investment Management, LLC as investment manager.

(49) Includes 60,976 Shares issuable upon exercise of May 2025 Warrants.

(50) Thomas I. Vehrs is a director of the Company.

(51) Includes 60,000 Shares issuable upon exercise of March 2025 Stock Options and 60,000 Shares issuable upon exercise of May 2025 Stock Options.

(52) Ventum Financial Corp. (formerly PI Financial Corp.) is a Canadian broker that acted as a finder in connection with our May 8, 2025 private offering.

(53) Includes 36,585 Shares issuable upon exercise of May 2025 Warrants.

(54) Includes 990,600 Shares issuable upon exercise of May 2025 Warrants and 1,105,000 Shares issuable upon exercise of September 2024 Warrants.

(55) Includes 60,000 Shares issuable upon exercise of May 2025 Stock Options.

None of the Selling Shareholders has, or within the past three years has had, any position, office or material or family relationship with our company or any of our predecessors or affiliates, except as follows:

  Benjamin Mossman is a former director and officer of our company and continues to provide consulting services to us on an as-needed basis.
  Clynt Nauman is a director of our company.
  Daniel Oliver Jr. is a director of our company. Mr. Oliver holds securities of our company in his personal capacity and controls securities held by Myrmikan Gold Fund LLC, in his capacity as the Managing Member.
  Lawrence Lepard is a director of our company
  Joseph Mullin is a director and officer of our company. Mr. Mullin holds securities of our company in his personal capacity and controls securities held by Mount Arvon Partners LLC in his capacity as the sole shareholder.
  Thomas Vehrs is a director of our company.
  Mihai Draguleasa is an officer of our company.
  Catherine Cox is an officer of our company.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such Shares. We will not receive any of the proceeds from the sale by the selling stockholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the CSE, the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable Canadian laws and other applicable local laws are satisfied. The selling stockholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any Shares offered by a selling stockholder by this prospectus that remain subject to Canadian resale restrictions may not be traded until those restrictions have expired, even if the Shares have been registered for sale under this prospectus before that time. This includes any Shares issued less than four months ago and any Shares underlying stock options or warrants that were issued less than four months ago, including Shares issued in the May 8, 2025 private offering and Shares underlying the May 2025 Warrants issued in that private offering, as well as Shares underlying the May 2025 Stock Options, and the Shares underlying the October 2024 Warrants issued and the September 2024 Warrants issued.

If the selling stockholders effect such transactions by selling Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling stockholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved).  Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver Shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424.  Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately $33,387.36 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or "blue sky" laws, and legal and accounting fees; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other Rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our authorized capital consists of 400,000,000 shares of Common Stock with a par value of $0.001 per share. As of July 11, 2025, there were 92,370,467 shares of our Common Stock issued and outstanding.

Holders of our Common Stock have no preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All of our issued Common Stock is entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to security holders.

Our Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available for the payment of dividends. Since our inception as a company on February 9, 2007, we have not declared any dividends, nor do we intend to issue any cash dividends in the future. Our foreseeable plans include retaining earnings, if any, to finance the development and expansion of our business.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby has been passed upon for us by Securities Law USA, PLLC, Washington, DC.

INTERESTS OF EXPERTS

The financial statements as of July 31, 2024 and 2023 and for the years ended July 31, 2024 and 2023 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Davidson & Company LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

None of the above experts has received, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of our subsidiaries nor were they connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the Shares of Common Stock being offered hereby. This prospectus and any prospectus supplement which form a part of the registration statement do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings, including the registration statement, are available on that website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and all future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares:

  our Annual Report on Form 10-K for the year ended July 31, 2024, filed on October 29, 2024;
  our Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, filed on December 16, 2024, and Amendment No. 1 thereto filed on April 18, 2025;
  our Quarterly Report on Form 10-Q for the quarter ended January 31, 2025, filed on March 17, 2025 our Quarterly Report on Form 10-Q for the quarter ended April 30, 2025, filed on June 16, 2025;
  our Current Reports on Form 8-K filed on September 4, 2024, September 11, 2024, September 23, 2024, October 3, 2024, October 11, 2024, October 21, 2024, October 30, 2024, November 21, 2024, November 25, 2024, November 29, 2024 and Amendment No. 1 thereto filed on April 18, 2025, January 17, 2025 and Amendment No. 1 thereto filed on April 18, 2025, March 28, 2025, April 24, 2025, May 13, 2025, May 23, 2025, and June 2, 2025; and
  our Schedule 14A Definitive Proxy Statement and related proxy materials filed on December 2, 2024.

We do not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any of the filings incorporated by reference (other than an exhibit to such filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following mailing address, email address or telephone number:

Rise Gold Corp.

345 Crown Point Circle, Suite 600

Grass Valley, California 95945

Attn: Catherine Cox

ccox@catcorporateservices.com

604-999-4136

Copies of our Form 10-K and Form 10-Q reports may also be accessed free of charge on our website at http://www.risegoldcorp.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table lists the costs and expenses for which we have assumed sole responsibility and that we have paid or will pay in connection with the offering of securities covered by this prospectus, which do not include any sales commissions or discounts. All amounts are estimates except for the SEC registration fee.

Amount (US$)
SEC registration fee	$1,387.36
Accounting fees and expenses	4,000.00
Legal fees and expenses	18,000.00
Printing fees and expenses	2,000.00
Transfer agent and registrar fees and expenses	7,000.00
Miscellaneous expenses	1,000.00
Total	$33,387.36

Item 14.   Indemnification of Directors and Officers.

Nevada corporation law provides in Nevada Revised Statutes ("NRS") 78.7502.1 that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if (a) the person is not liable pursuant to NRS 78.138, or (b) the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

NRS 78.7502.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if (a) the person is not liable pursuant to NRS 78.138, or (b) the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502.3 provides that, unless ordered by a court or advanced pursuant to NRS 78.751.2, we may make any discretionary indemnification pursuant to NRS 78.7502 only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent is proper under the circumstances. The determination must be made by:

  our stockholders;
  our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

independent legal counsel, in a written opinion, if (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, or (2) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

NRS 78.751.1 provides that a corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of:

  any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or
  any claim, issue or matter therein,

against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney's fees.

NRS 78.751.2 provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Pursuant to NRS 78.751.3, the indemnification pursuant to that section and NRS 78.7502 and the advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

  does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751.2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.
  continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

NRS 78.751.4 provides that, unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

NRS 78.751.5 provides that a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Our bylaws provide that:

  The directors of the Company shall cause the Company to indemnify a director or former director of the Company and the directors may cause the Company to indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or her including an amount paid to settle an action or satisfy a judgment in any criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director of the Company or a director of such corporation, including an action brought by the Company or corporation. Each director of the Company on being elected or appointed is deemed to have contracted with the Company on the terms of the foregoing indemnity.
  The directors of the Company may cause the Company to indemnify an officer, employee or agent of the Company or of a corporation of which the Company is or was a shareholder (notwithstanding that he or she is also a director of the Company) and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or her and resulting from his or her acting as an officer, employee or agent of the Company or the corporation. In addition, the Company shall indemnify the secretary or assistant secretary of the Company (if he or she is not a full time employee of the Company and notwithstanding that he or she is also a director of the Company) and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or her and arising out of the functions assigned to the secretary by law or the articles of incorporation of the Company, and each secretary and assistant secretary, on being appointed is deemed to have contracted with the Company on the terms of the foregoing indemnity.
  The directors of the Company may cause the Company to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Company or as a director, officer, employee or agent of a corporation of which the Company is or was a shareholder and his or her heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Item 15.   Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities without registration under the Securities Act outside the United States pursuant to the exclusion from registration provided under Rule 903 of Regulation S and inside the United States pursuant to the exemptions from registration provided Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder, in each case in reliance upon the representations received from the purchasers of those securities. In each case, except as otherwise indicated below, our reliance on (1) Rule 903 was based on the fact that the securities were sold in offshore transactions, we did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the purchasers or recipients of those securities was a U.S. person or acquired the securities for the account or benefit of any U.S. person,  (2) Section 4(a)(2) was based on the availability of information regarding our company and our properties and operations and the private nature of the transactions, and (3) Section 4(a)(2) and Rule 506(b) was based on the fact that the U.S. purchasers provided us with written representations regarding their investment intent and status as an accredited investor and that neither we nor anyone acting on our behalf engaged in any general advertising or general solicitation.

On January 31, 2023, we completed the sale of an aggregate of 4,449,066 units at a price of $0.40 per unit for gross proceeds of $1,779,626. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.60 until January 31, 2025. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.

On February 17, 2023, we completed the sale of an aggregate of 3,050,936 units at a price of $0.40 per unit for gross proceeds of $1,220,374. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.60 until February 17, 2025. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.

On February 17, 2023, we issued 575,000 share purchase warrants to members of a lender as partial consideration for amending the terms of an outstanding secured $1,000,000 loan. Each warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.60 until February 17, 2025. We issued the warrants in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Our reliance on Section 4(a)(2) and Rule 506(b) was based on the fact that the lender provided us with written representations regarding its investment intent and status as an accredited investor, the availability to the lender of information regarding our company and our properties and operations, and the private nature of the transaction and the lender's directions to issue the warrants to its members on a pro rata basis.

On February 21, 2023, we granted a total of 1,045,000 incentive stock options pursuant to our stock option plan to various directors, officers and employees including: 375,000 to our Chief Executive Officer, Benjamin W. Mossman; 105,000 to John Proust, a member of our Board of Directors; 105,000 to Thomas I. Vehrs, a member of our Board of Directors; 105,000 to Murray Flanigan, a member of our Board of Directors and 105,000 to Lawrence W. Lepard, a member of our Board of Directors; 75,000 to Vince Boon, our Chief Financial Officer; and 75,000 to Eileen Au, our corporate secretary. The remaining 100,000 options were granted to employees and contractors who were eligible to participate in our stock option plan.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.53 per share until February 21, 2028. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On September 22, 2023, we granted a total of 397,780 incentive stock options pursuant to our stock option plan to various directors and officers including: 4,640 to Benjamin W. Mossman, a member of our Board of Directors; 120,000 to John Proust, a member of our Board of Directors; 25,000 to Thomas I. Vehrs, a member of our Board of Directors; 94,070 to Daniel Oliver Jr., a member of our Board of Directors; 94,070 to Clynt Nauman, a member of our Board of Directors; 30,000 to Vince Boon, our Chief Financial Officer; and 30,000 to Eileen Au, our corporate secretary.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.26 per share until September 22, 2028. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On November 7, 2023, we completed the sale of an aggregate of 3,246,431 units at a price of $0.18 per unit for gross proceeds of $584,358. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.26 until November 7, 2025. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.  In conjunction with this investment, we issued 36,000 share purchase warrants as a finder's fee.  Each finder's warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.26 until November 7, 2025.  We issued the finder's warrants in reliance on Rule 903 of Regulation S for issuances outside of the United States and Section 4(a)(2) of the Securities Act for issuances to U.S. persons.

On December 7, 2023, we completed the sale of an aggregate of 2,131,110 units at a price of $0.18 per unit for gross proceeds of $383,600. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.26 until December 7, 2025. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.

On December 12, 2023, we granted a total of 707,752 incentive stock options pursuant to our stock option plan to various directors including: 268,877 to Benjamin W. Mossman, a member of our Board of Directors; 200,000 to Daniel Oliver Jr., a member of our Board of Directors; 47,775 to Lawrence W. Lepard, a member of our Board of Directors; 47,775 to John Proust, a member of our Board of Directors; 47,775 to Thomas I. Vehrs, a member of our Board of Directors; 47,775 to Murray Flanigan, a member of our Board of Directors; and 47,775 to Clynt Nauman, a member of our Board of Directors.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.25 per share until December 12, 2028. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On February 5, 2024, in conjunction with a credit facility arrangement with an arm's length lender that also provides services to us, we issued 1,000,000 share purchase warrants to the lender. Each warrant entitles the lender to acquire one share of Common Stock at an exercise price of $0.16 until February 5, 2028. We issued the warrants in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.

On April 9, 2024, we completed the sale of an aggregate of 5,746,341 units at a price of $0.095 per unit for gross proceeds of $545,902. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.158 until April 9, 2027. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.  In conjunction with this investment, we issued 9,000 share purchase warrants as a finder's fee.  Each finder's warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.158 until April 9, 2026.  We issued the finder's warrants in reliance on Rule 903 of Regulation S.

On April 29, 2024, we completed the sale of an aggregate of 4,298,424 units at a price of $0.095 per unit for gross proceeds of $408,350. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.158 until April 29, 2027. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.  In conjunction with this investment, we issued 12,000 share purchase warrants as a finder's fee.  Each finder's warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.158 until April 29, 2026.  We issued the finder's warrants in reliance on Section 4(a)(2) of the Securities Act.

On May 1, 2024, we granted a total of 1,004,479 incentive stock options pursuant to our stock option plan to various directors and officers including: 502,238 to Benjamin W. Mossman, a member of our Board of Directors; 15,000 to Daniel Oliver Jr., a member of our Board of Directors; 15,000 to Lawrence W. Lepard, a member of our Board of Directors; 15,000 to John Proust, a member of our Board of Directors; 15,000 to Thomas I. Vehrs, a member of our Board of Directors; 15,000 to Murray Flanigan, a member of our Board of Directors; and 15,000 to Clynt Nauman, a member of our Board of Directors; and 412,241 to Joseph Mullin, our President and Chief Executive Officer.  Each option vested immediately and is exercisable into one share of our Common Stock at a price of $0.17 per share until May 1, 2029. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On September 10, 2024, we issued 1,700,000 share purchase warrants to members of a lender as partial consideration for amending the terms of a secured loan. Each warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.115 for a period of four years from the date of issuance. We issued the warrants in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. Our reliance on Section 4(a)(2) and Rule 506(b) was based on the fact that the lender provided us with written representations regarding its investment intent and status as an accredited investor, the availability to the lender of information regarding our company and our properties and operations, and the private nature of the transaction and the lender's directions to issue the warrants to its members on a pro rata basis.

On September 20, 2024, we granted 1,006,750 incentive stock options pursuant to our stock option plan to Joseph Mullin, our President and Chief Executive Officer. The stock options are exercisable at a price of $0.10 per share until September 20, 2029 and are fully vested as of January 1, 2025. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On October 10, 2024, as consideration for extending a secured loan, we agreed to issue 2,882,514 share purchase warrants to a lender. Each warrant entitles the holder to acquire one share of our Common Stock at an exercise price of $0.1735 for a period of 4 years from the date of issuance. We issued the warrants and offered the underlying shares of Common Stock to the lender in a private transaction in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

On October 21, 2024, we granted a total of 1,006,750 stock options pursuant to our stock option plan to a consultant of our company. The stock options are exercisable at a price of $0.11 per share until October 21, 2029. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On March 25, 2025, we granted a total of 1,142,410 stock options pursuant to our stock option plan to various directors and officers. The stock options are exercisable at a price of $0.10 per share until March 25, 2030. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

On May 8, 2025, we completed the sale of an aggregate of 36,585,361 units at a price of $0.082 per unit for gross proceeds of $3,000,000. Each unit consisted of one share of our Common Stock and one half of one transferable share purchase warrant, each warrant exercisable into one additional share of Common Stock at a price of $0.15 until May 8, 2028. We issued the shares and warrants underlying the units sold in reliance on Rule 903 of Regulation S for offers and sales outside of the United States and Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder for offers and sales in the United States and to U.S. persons.  In conjunction with this investment, we issued 36,585 share purchase warrants as a finder's fee. Each finder's warrant entitles the holder to acquire one share of Common Stock at an exercise price of $0.15 until May 8, 2028.  We issued the finder's warrants in reliance on Rule 903 of Regulation S.

On May 22, 2025, we granted a total of 3,320,000  stock options, including 2,790,000 stock options granted to Joseph Mullin, our President and Chief Executive Officer, and 60,000 stock options granted to Mihai Draguleasa, our Chief Financial Officer. The stock options are exercisable at a price of $0.10 per share until May 22, 2030. We granted the options in reliance on Section 4(a)(2) of the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this registration statement beginning on page II-9 hereof.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee Tables" or "Calculation of Registration Fee" table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grass Valley, California on July 11, 2025.

Rise Gold Corp.

By:	/s/ Joseph Mullin
Joseph Mullin, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

By: /s/ Joseph Mullin Joseph Mullin	Chief Executive Officer and President and Director (Principal Executive Officer)	July 11, 2025

By: /s/ Mihai Draguleasa Mihai Draguleasa	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 11, 2025

By: /s/ Thomas Vehrs Thomas Vehrs	Director	July 11, 2025

By: /s/ Lawrence Lepard Lawrence Lepard	Director	July 11, 2025

By: /s/ Daniel Oliver Jr. Daniel Oliver Jr.	Director	July 11, 2025

By: /s/ Clynton Nauman Clynton Nauman	Director	July 11, 2025

EXHIBIT INDEX

Exhibit No.	Document
3.1	Articles of Incorporation, as amended through March 29, 2017 (1)
3.2	Certificate of Change made effective December 16, 2019 (2)
3.3	Certificate of Amendment dated September 18, 2020 (2)
3.4	Bylaws (3)
5.1	Legal opinion of Securities Law USA, PLLC *
10.1	Incentive Stock Option Plan dated March 23, 2016 (1)
10.2	Consulting Agreement with Mount Arvon Partners LLC and Joseph Mullin dated as of September 23, 2023 for provision of Chief Executive Officer services *
10.3	Consulting Agreement with Stellar Strategy Business Services Inc. dated November 14, 2024 for provision of Chief Financial Officer and Corporate Secretary services through Mihai Draguleasa and Catherine Cox *
10.4	Material agreements related to our October 1, 2024 $2.5 million sale of land (4)
10.5	Material agreements related to our October 1, 2024 $1.8 million sale of land (4)
10.6	Option Agreement dated November 25, 2024 related to the buyback provision of 66 acres of land sold (4)
21.1	Subsidiaries of the registrant (1)
23.1	Consent of Davidson & Company *
23.2	Consent of Securities Law USA, PLLC (contained in Exhibit 5.1) *
107	Filing Fee Tables *

_________________

* Filed herewith

(1) Previously included as an exhibit to our Form S-1 registration statement filed on September 5, 2017 and incorporated herein by reference

(2) Previously included as an exhibit to our annual report on Form 10-K filed on October 29, 2020 and incorporated herein by reference

(3) Previously included as an exhibit to our Form S-1 registration statement filed on February 19, 2008 and incorporated herein by reference

(4) Previously included as an exhibit to our Form 10-Q Amendment No. 1 filed on April 18, 2025 and incorporated herein by reference